Exhibit 99.1

Control4 Reports Financial Results for the Second Quarter of 2017

Continued Revenue Growth and Operational Leverage Drive Strong Financial Results

SALT LAKE CITY — August 3, 2017 4:05 PM EST — Control4 Corporation (NASDAQ: CTRL), a leading global provider of smart-home and networking solutions, today announced financial results for its second quarter ended June 30, 2017.

Revenue for the second quarter of 2017 was a record $61.4 million, compared to revenue of $53.2 million for the second quarter of 2016, representing year-over-year growth of 15%.

GAAP net income for the second quarter of 2017 was $3.9 million, or $0.15 per diluted share, compared to GAAP net income in the second quarter of 2016 of $0.5 million, or $0.02 per diluted share.

Non-GAAP net income for the second quarter of 2017 was $8.4 million, or $0.32 per diluted share, compared to non-GAAP net income in the second quarter of 2016 of $5.5 million, or $0.23 per diluted share. A reconciliation of GAAP to non-GAAP financial information is contained in the attached tables.

Unrestricted cash and net investments increased by $9.6 million to $64.9 million as of June 30, 2017, compared to $55.3 million as of March 31, 2017.

“Our recent business performance aligns with the positive opportunities we see for our products, dealers, and partners in delivering fantastic connected-experiences to homeowners, families, and businesses,” said Martin Plaehn, chairman and chief executive officer of Control4. “Our mid-Q1 addition of Triad to our business is being well received. We have completed the Triad integration into Control4, and we continue to execute on our strategies to enhance and deliver industry-leading connected-home solutions through our expert global channel.”

Commenting on the company’s financial results, Mark Novakovich, chief financial officer of Control4, added: “Our revenue growth is being driven both organically and through successful, strategic acquisitions — and combined with operating leverage in our business, we delivered strong net income performance during the first half of the year. We remain focused on driving revenue growth and operating leverage to enhance long-term shareholder value.”

Q3 and Full-Year 2017 Guidance

The company’s fully diluted shares outstanding increased from 25.7 million at March 31, 2017 to 26.4 million at June 30, 2017.  This increase is due primarily to the increase in the average market closing price of the common stock during the quarter.  As a result, previously issued stock options which were excluded from the fully diluted share total are now included because the average market price of the stock exceeds their exercise price.  As additional stock options vest and the market price of the stock remains above their exercise price, approximately one million additional shares could be included in the dilutive share count. The company’s EPS guidance takes into consideration an anticipated increase in fully diluted shares resulting from an additional vesting and/or the increasing market price of the common stock.

Control4 expects revenue in the third quarter of 2017 to be between $62.5 and $64.5 million. Control4 expects non-GAAP net income for the third quarter of 2017 to be between $6.4 and $7.4 million, or, based on an expected 27.2 million weighted average shares outstanding (diluted), between $0.24 and $0.27 per diluted share. Control4 expects revenue for the full year 2017 to be between $240.5 and $244.5 million. Control4 expects non-GAAP net income to be between $26.5 and $28.5 million, or, based on an expected 27.6 million weighted average shares outstanding (diluted) in the fourth quarter, between $0.99 and $1.06 per diluted share.

Control4 does not provide forward guidance on GAAP net income because certain non-GAAP adjustments are inherently difficult to forecast, whereas others relate to the amortization or expensing of items tied to historical events. For the third quarter of 2017, we expect non-GAAP adjustments for stock compensation expense and amortization of intangible assets to be between $2.9 and $3.2 million, and between $1.2 and $1.4 million, respectively.

Additional Financial and Operational Metrics

Revenue ($ mm)	2Q 2017	1Q 2017	2Q 2016

North America Core Revenue	47.4	39.2	40.8
International Core Revenue	12.8	10.5	11.0
Other Revenue(1)	1.2	0.5	1.4
Total Revenue	61.4	50.2	53.2

(1) Primarily consists of hospitality revenue as well as the sale and installation of specialty display products

	2Q 2017	1Q 2017	2Q 2016
Dealer Adds(2),(4)
North America	61	103	84
International	49	68	143
Total Dealer Adds	110	171	227

Active Dealers(2), (3)
North America	2,985	2,959	2,820
International	1,120	1,090	972
Total Active Dealers	4,105	4,049	3,792

Total Dealers(2)
North America	3,085	3,039	2,865
International	1,242	1,199	1,031
Total Dealers	4,327	4,238	3,896

Controller Shipments	26,142	21,341	24,520

(2)These dealer figures only include dealers authorized to sell and install the full Control4 line of products and exclude the 1,100 dealers that are currently authorized to sell only the Pakedge and Triad line of products.

(3) We define an active, authorized dealer (“active dealer”) as one that has placed an order with us in the trailing 12-month period.

(4)For the three months ended June 30, 2016, the figures shown in the International and Total line items include 100 dealers that were acquired as part of the direct-to-dealer transition in Australia.

Conference Call

On August 3, 2017, Control4 Corporation (NASDAQ: CTRL) will host an investor conference call and will webcast the event beginning at 3:00 p.m. Mountain Time (5:00 p.m. Eastern Time). To access the conference call, dial 719-325-2334 or 800-967-7137 (toll free) and enter passcode 3025081.

The webcast and replay will be accessible on Control4’s investor relations website at http://investor.control4.com/.  A replay of the conference call will be available within two hours of the conclusion of the conference call through August 17, 2017.  To access the replay, please dial 719-457-0820 or 888-203-1112 and enter passcode 3025081.

About Control4 Corporation:

Control4 [NASDAQ: CTRL] is a leading global provider of automation and networking systems for homes and businesses, offering personalized control of lighting, music, video, comfort, security, communications, and more into a unified smart home system that enhances the daily lives of its consumers. Control4 unlocks the potential of connected devices, making networks more robust, entertainment systems easier to use, homes more comfortable and energy efficient, and provides families more peace of mind. Today, every home and business needs automation horsepower and a high-performance network to manage the increasing number of connected devices. The Control4 platform interoperates with more than 10,000 third-party consumer electronics products, ensuring an ever-expanding ecosystem of devices will work together. Control4 is now available in 100 countries. Leveraging a professional channel that includes over 5,500 custom integrators, retailers, and distributors authorized to sell the full-line of Control4 products, Pakedge branded networking solutions and Triad Speakers, Control4 is delivering intelligent solutions for consumers, major consumer electronics companies, hotels, and businesses around the world.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding Control4’s financial outlook. All statements other than statements of historical fact contained in this press release are forward-looking statements. These forward-looking statements are made as of the date they were first issued, and were based on the then-current expectations, estimates, forecasts, and projections, as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond Control4’s control. Control4’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in Control4’s most recent Annual Report on Form 10-K and subsequent reports and documents filed with the Securities and Exchange Commission. Past performance is not necessarily indicative of future results. The forward-looking statements included in this press release represent Control4’s views as of the date of this press release. The company anticipates that subsequent events and developments may cause its views to change. Control4 has no intention and undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. These forward-looking statements should not be relied upon as representing Control4’s views as of any date subsequent to the date of this press release.

Non-GAAP Financial Measures

Control4’s stated results include certain non-GAAP financial measures, including non-GAAP gross margin, non-GAAP gross margin percentage, non-GAAP income (loss) from operations, non-GAAP operating income percentage, non-GAAP net income (loss), and non-GAAP net income (loss) per diluted share. Non-GAAP gross margin excludes non-cash expenses related to stock-based compensation, amortization of intangible assets, and acquisition-related costs. We further exclude expenses related to executive severance and litigation settlements from non-GAAP income from operations and non-GAAP net income.

Management believes that it is useful to exclude stock-based compensation expense because the amount of such expense in any specific period may not directly correlate to the underlying performance of the business operations.

The company has recently completed acquisitions that resulted in operating expenses that would not have otherwise been incurred. Management has provided supplementary non-GAAP financial measures, which exclude acquisition-related expense items resulting from acquisitions, to allow more accurate comparisons of the financial results to historical operations, forward-looking guidance and the financial results of less acquisitive peer companies. Management considers these types of costs and adjustments, to a great extent, to be unpredictable and dependent on a significant number of factors that are outside of the company’s control. Furthermore, the company does not consider these acquisition-related costs and adjustments to be related to the organic continuing operations of the acquired businesses and are generally not relevant to assessing or estimating the long-term performance of the acquired assets. In addition, the size, complexity and/or volume of past acquisitions, which often drives the magnitude of acquisition-related costs, may not be indicative of the size, complexity and/or volume of future acquisitions. By excluding acquisition-related costs and adjustments from the non-GAAP measures, management is better able to evaluate the ability to utilize its existing assets and estimate the long-term value that acquired assets will generate. The company believes that providing a supplemental non-GAAP measure which excludes these items allows management and investors to consider the ongoing operations of the business both with, and without, such expenses.

These acquisition-related costs are included in the following categories: (i) professional service fees, recorded in operating expenses, which include third-party costs related to the acquisition, and legal and other professional service fees associated with diligence, entity formation and corporate structuring, disputes and regulatory matters related to acquired entities; (ii) transition and integration costs, recorded in operating expenses, which include retention payments, transitional employee costs, earn-out payments treated as compensation expense, as well as the costs of integration-related services provided by third parties; and (iii) acquisition-related adjustments which include adjustments to acquisition-related items such as being required to record acquired inventory at its fair value, resulting in a step-up in the inventory value, and having to reverse part of our valuation allowance in order to offset the deferred tax liability that was recorded based on differences between the book and  tax  basis of assets acquired and liabilities assumed. The step-up in inventory is recorded through cost of goods sold when the inventory is sold, resulting in a negative impact to our gross margin. Although these expenses are not recurring with respect to past acquisitions, the company will generally incur these expenses in connection with any future acquisitions.

The company excludes the amortization of acquired intangible assets from non-GAAP measures. These amounts are inconsistent in amount and frequency and are significantly impacted by the timing and size of acquisitions. Providing a supplemental measure which excludes these charges allows management and investors to evaluate results “as-if” the acquired intangible assets had been developed internally rather than acquired. Although the company excludes amortization of acquired intangible assets from non-GAAP measures, management believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Future acquisitions may result in the amortization of additional intangible assets.

Furthermore, we believe it is useful to exclude expenses related to litigation settlements and executive severance because of the variable and unpredictable nature of these expenses which are not indicative of past or future operating performance. We believe that past and future periods are more comparable if we exclude those expenses.

Management believes these adjustments provide useful comparative information to investors. Non-GAAP results are presented for supplemental informational purposes only for understanding the operating results. The non-GAAP results should not be considered a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from non-GAAP measures used by other companies. The non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies in the industry, as other companies in the industry may calculate non-GAAP financial results differently, particularly related to non-recurring, unusual items. Management urges investors to review the reconciliation of non-GAAP financial measures to the comparable GAAP financial measures included below, and not to rely on any single financial measure to evaluate the business.

CONTROL4 CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	June 30,	December 31,
	2017	2016
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$30,063	$34,813
Restricted cash	263	247
Short-term investments	32,707	22,970
Accounts receivable, net	26,373	24,727
Inventories	31,027	26,231
Prepaid expenses and other current assets	2,590	3,662
Total current assets	123,023	112,650
Property and equipment, net	6,876	6,463
Long-term investments	2,009	4,008
Intangible assets, net	26,984	23,120
Goodwill	21,793	16,809
Other assets	2,689	2,008
Total assets	$183,374	$165,058
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$19,830	$17,010
Accrued liabilities	8,321	8,912
Current portion of deferred revenue	1,829	1,553
Total current liabilities	29,980	27,475
Other long-term liabilities	2,026	701
Total liabilities	32,006	28,176
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $0.0001 par value; 500,000,000 shares authorized; 24,855,266 and 23,729,780 shares issued and outstanding at June 30, 2017 and December 31, 2016, respectively	2	2
Additional paid-in capital	230,094	220,370
Accumulated deficit	(78,223)	(82,626)
Accumulated other comprehensive loss	(505)	(864)
Total stockholders’ equity	151,368	136,882
Total liabilities and stockholders’ equity	$183,374	$165,058

CONTROL4 CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
	(unaudited)		(unaudited)
Revenue	$61,409	$53,215	$111,644	$96,250
Cost of revenue	29,993	27,188	55,052	49,737
Gross margin	31,416	26,027	56,592	46,513
Operating expenses:
Research and development	10,055	9,039	19,899	17,518
Sales and marketing	11,943	11,114	23,390	21,249
General and administrative	5,587	5,059	11,304	9,872
Litigation settlement	—	—	—	400
Total operating expenses	27,585	25,212	54,593	49,039
Income (loss) from operations	3,831	815	1,999	(2,526)
Other income (expense), net:
Interest, net	61	—	99	5
Other income (expense), net	248	(122)	104	(217)
Total other income (expense), net	309	(122)	203	(212)
Income (loss) before income taxes	4,140	693	2,202	(2,738)
Income tax expense (benefit)	247	169	(2,534)	(9,901)
Net income	$3,893	$524	$4,736	$7,163
Net income per common share:
Basic	$0.16	$0.02	$0.19	$0.31
Diluted	$0.15	$0.02	$0.18	$0.30
Weighted-average number of shares:
Basic	24,587	23,162	24,298	23,248
Diluted	26,388	23,930	26,024	23,958

Stock-based compensation included in the condensed consolidated statement of operations data:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Cost of revenue	$61	$47	$119	$90
Research and development	1,050	890	2,179	1,704
Sales and marketing	884	600	1,948	1,109
General and administrative	914	590	1,917	1,047
Total stock-based compensation expense	$2,909	$2,127	$6,163	$3,950

CONTROL4 CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Six Months Ended
	June 30,
	2017	2016
	(unaudited)
Operating activities
Net income	$4,736	$7,163
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	1,762	1,573
Amortization of intangible assets	2,551	2,172
Provision for doubtful accounts	264	167
Investment discount and premium amortization	(23)	216
Stock-based compensation	6,163	3,950
Tax benefit from business acquisition	(2,415)	(9,708)
Changes in assets and liabilities:
Accounts receivable	(1,186)	(1,600)
Inventories	(3,369)	(6,940)
Restricted cash	(3)	—
Prepaid expenses and other current assets	1,198	1,513
Other assets	(595)	(347)
Accounts payable	875	1,752
Accrued liabilities	(1,653)	514
Deferred revenue	269	212
Other long-term liabilities	252	(462)
Net cash provided by operating activities	8,826	175
Investing activities
Purchases of available-for-sale investments	(28,933)	(1,996)
Proceeds from sales of available-for-sale investments	950	—
Proceeds from maturities of available-for-sale investments	20,268	27,208
Purchases of property and equipment	(1,618)	(1,171)
Business acquisitions, net of cash acquired	(7,881)	(32,891)
Net cash used in investing activities	(17,214)	(8,850)
Financing activities
Proceeds from exercise of options for common stock	7,775	711
Payments for taxes related to net share settlement of equity awards	(2,596)	—
Repurchase of common stock	(1,821)	(3,242)
Repayment of notes payable	—	(387)
Proceeds from revolving credit facility	—	5,000
Payment of debt issuance costs	—	(89)
Net cash provided by financing activities	3,358	1,993
Effect of exchange rate changes on cash and cash equivalents	280	(41)
Net change in cash and cash equivalents	(4,750)	(6,723)
Cash and cash equivalents at beginning of period	34,813	29,530
Cash and cash equivalents at end of period	$30,063	$22,807
Supplemental disclosure of cash flow information
Cash paid for interest	$63	$104
Cash paid for taxes	834	622
Supplemental schedule of non-cash investing and financing activities
Business acquisitions holdback liability	1,068	—
Purchases of property and equipment financed by accounts payable	178	—
Net unrealized (losses) gains on available-for-sale investments	(3)	70

CONTROL4 CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
	(in thousands, except percentages and per share data)
Reconciliation of Gross Margin to Non-GAAP Gross Margin:
Gross margin	$31,416	$26,027	$56,592	$46,513
Stock-based compensation expense in cost of revenue	61	47	119	90
Amortization of intangible assets in cost of revenue	791	817	1,565	1,466
Acquisition-related costs in cost of revenue	101	988	128	1,640
Non-GAAP gross margin	$32,369	$27,879	$58,404	$49,709
Revenue	$61,409	$53,215	$111,644	$96,250
Gross margin percentage	51.2%	48.9%	50.7%	48.3%
Non-GAAP gross margin percentage	52.7%	52.4%	52.3%	51.6%

Reconciliation of Income (Loss) from Operations to Non-GAAP Income (Loss) from Operations:
Income (loss) from operations	$3,831	$815	$1,999	$(2,526)
Stock-based compensation expense	2,909	2,127	6,163	3,950
Amortization of intangible assets	1,321	1,238	2,551	2,172
Acquisition-related costs	299	1,338	429	2,320
Litigation settlements	—	—	—	400
Executive severance	—	157	—	157
Non-GAAP income (loss) from operations	$8,360	$5,675	$11,142	$6,473
Revenue	$61,409	$53,215	$111,644	$96,250
Operating margin percentage	6.2%	1.5%	1.8%	(2.6)%
Non-GAAP operating margin percentage	13.6%	10.7%	10.0%	6.7%

Reconciliation of Net Income (Loss) to Non-GAAP Net Income (Loss):
Net income (loss)	$3,893	$524	$4,736	$7,163
Stock-based compensation expense	2,909	2,127	6,163	3,950
Amortization of intangible assets	1,321	1,238	2,551	2,172
Acquisition-related costs	299	1,454	(1,986)	(7,388)
Litigation settlements	—	—	—	400
Executive severance	—	157	—	157
Non-GAAP net income (loss) (1)	$8,422	$5,500	$11,464	$6,454
Non-GAAP net income (loss) (1) per common share:
Basic	$0.34	$0.24	$0.47	$0.28
Diluted	$0.32	$0.23	$0.44	$0.27
Weighted-average number of shares:
Basic	24,587	23,162	24,298	23,248
Diluted	26,388	23,930	26,024	23,958

(1) Excludes the calculated effect of non-GAAP adjustments on income tax expense of $0.1 million and $0.6 million for the three and six months ended June 30, 2017.

CONTACTS:

Investor Relations	Media
Mike Bishop	Brad Hintze
The Blueshirt Group	Control4
Tel: +1 415-217-4968	Tel: +1 801-619-4244
mike@blueshirtgroup.com	bhintze@control4.com

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Source: Control4